File Number: 333-125314

As filed with the Securities and Exchange Commission on April 16, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
 FORM SB-2
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROKWADER, INC.
(Name of small business issuer in its charter)

Delaware	6770	73-1731755
(State or jurisdiction of	(Primary Standard	(I.R.S. Employer
incorporation or	Industrial Classification	Identification Number)
organization)	Code Number)

23950 Craftsman Road, Calabasas, CA 91302 (818) 224-3675
(Address and telephone number of principal executive offices and principal place of business)

Yale Farar, President
23950 Craftsman Road, Calabasas, CA 91302 (818) 224-3675
(Name, address, and telephone number of agent for service)

Copies to:
William B. Barnett, Esq. Esq.
Law Offices of William B. Barnett
21550 Oxnard Blvd., Main Plaza-Ste. 200
Woodland Hills, CA 91367 (818) 595-7717

Approximate date of proposed sale to the public: Not Applicable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES
AND
WITHDRAWAL OF REGISTRATION STATEMENT

Rokwader, Inc., a Delaware corporation, filed an Amendment No. 4 to its Registration Statement on Form SB-2 (File No. 333-125314) with the Securities and Exchange Commission on November 2, 2005, which amendment was declared effective on November 2, 2005. Rokwader, Inc. then commenced an offering of its common stock pursuant to the Amendment No. 4 and Rule 419 of the Securities Act of 1933, as amended. Rokwader, Inc. sold 125,000 shares of its common stock, $.001 par value per share, at a purchase price of $1.00 per share in the offering which was completed on February 1, 2006. In accordance with Rule 419(b)(2)(i) and 419(b)(3), the $125,000 was placed into an escrow account and the shares of Common Stock were also placed into the escrow account.

Rokwader, Inc. did not engage in any commercial or other business activities which generated cash flow after the offering. Rokwader, Inc. is a "blank check" company which was formed with the intent of utilizing cash (derived from the proceeds of the offering), equity, debt or a combination thereof to effect a business combination with another entity with active business operations.

Rokwader, Inc. recently determined that it would be unable to consummate a business combination within the 18 month time period from the date of the effectiveness of its Registration Statement, as established by Rule 419(e)(2)(iv). As such, all of the funds in the escrow account, amounting to $125,000 plus interest of $3,298.19, were returned to the investors who purchased Common Stock in the offering. The shares of Common Stock in the escrow account were returned to Rokwader, Inc. In connection with these activities, Rokwader, Inc. hereby files this post-effective amendment to remove from registration all of its shares of Common Stock that were sold in the offering and to confirm its withdrawal of the Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Woodland Hills, California, on April 16, 2007.

ROKWADER, INC.

By:	/s/ Yale Farar
Yale Farar, President

In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Yale Farar	Dated: April 16, 2007
Yale Farar
President (Principal Executive Officer)
and Director

/s/ Mitchell W. Turk	Dated: April 16, 2007
Mitchelle W. Turk
Chief Financial Officer (Principal
Financial Officer), Secretary and
Director

/s/ Gary Saderup	Dated: April 16, 2007
Gary Saderup
Director